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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-113884

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED APRIL 9, 2004)

4,504,704 Shares
Common Stock

SIMON PROPERTY GROUP, INC.

        This Prospectus Supplement No. 1, dated January 25, 2005 (this "Supplement"), supplements our prospectus dated April 9, 2004 (the "Prospectus") that was filed as part of our Registration Statement on Form S-3, File No. 333-113884 (the "Registration Statement"), relating to the resale by certain of our stockholders of an aggregate of 4,504,704 shares of our common stock, $0.0001 par value per share.

        After the filing of the Prospectus, a selling stockholder named in the Prospectus, Enterprise Hutchinson Associates, L.P., distributed 17,978 shares of common stock (the "transferred shares") to Robert G. James and Ardis B. James, JTWROS (the "transferees"). This Supplement is being filed to add the transferees as additional selling stockholders to permit the resale of the transferred shares by the transferees under the Registration Statement and pursuant to the Prospectus. No additional securities are being registered hereby.

        You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement supersedes the information contained in the Prospectus.

SELLING STOCKHOLDERS

        The following table sets forth, to our knowledge, certain information as of January 6, 2005, and supersedes and replaces the information relating to shares held by Enterprise Hutchinson Associates, L.P. reported in the table of selling stockholders and the related footnotes contained in the Prospectus.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Percentage of Shares Beneficially Owned Prior to Offering		Number of Shares Offered Hereby		Number of Shares Beneficially Owned After Offering		Percentage of Shares Beneficially Owned After Offering
Enterprise Hutchinson Associates, L.P.	0	(1)	0	(1)	0	(1)	0		0
Robert G. James and Ardis B. James, JTWROS	17,978	(2)	*		17,978		0	(3)	0	(3)

*
Less than one percent (1%)

(1)
As of January 6, 2005, of the 89,888 shares shown in the Prospectus, 71,910 had been sold pursuant to the Prospectus and the remaining 17,978 had been distributed to Robert G. James and Ardis B. James, JTWROS.

(2)
Represents shares distributed by Enterprise Hutchinson Associates, L.P. to Robert G. James and Ardis B. James, JTWROS, subsequent to the date of the Prospectus.

(3)
Assumes all shares registered under the Prospectus, as amended by this Supplement, will be sold.

The date of this prospectus supplement is January 25, 2005

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SELLING STOCKHOLDERS